Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports Fourth Quarter and Full Year 2014 Financial Results

San Diego, February 24, 2015 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim® and t:flex™ Insulin Pumps, today reported its financial results for the quarter and year ended December 31, 2014.

In comparing the fourth quarter of 2014 to the same period of 2013:

•	Sales grew 75 percent to $17.9 million from $10.2 million
•	t:slim pump shipments grew 63 percent to 3,929 pumps from 2,406 pumps

In comparing the year ended December 31, 2014 to the same period of 2013:

•	Sales grew 71 percent to $49.7 million from $29.0 million, which included $1.9 million of t:slim pump sales recognized in the first quarter of 2013 that were shipped in the fourth quarter of 2012
•	t:slim pump shipments grew 67 percent to 10,822 pumps from 6,472 pumps

“We more than doubled our installed base since the end of 2013 and independent surveys continue to rank the t:slim pump #1 in overall user satisfaction and product features1,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care. “We look to further our commitment to the diabetes community in 2015 with additional new product introductions, such as t:flex, and by advancing the clinical and consumer applications of our unique technology platform.”

For the year ended December 31, 2014, gross margin was 31 percent compared to a gross margin of 21 percent for the same period of 2013. Gross margin was 37 percent for the quarter ended December 31, 2014 compared to 12 percent for the same period of 2013. Included in the gross margins for the year and quarter ended December 31, 2013 were the direct costs associated with the previously announced voluntary cartridge recall that impacted the gross margin by 5 and 13 percentage points, respectively.

For the year ended December 31, 2014, operating expenses totaled $90.9 million compared to $55.6 million for the same period of 2013. For the fourth quarter of 2014, operating expenses totaled $24.0 million compared to $17.7 million for the same period of 2013. The increases in operating expenses are primarily associated with the expansion of commercial operations, increased incentive compensation associated with higher sales, and non-cash stock-based compensation.

For the year ended December 31, 2014, operating loss was $75.7 million compared to $49.4 million for the same period of 2013. Operating loss for the fourth quarter of 2014 was $17.5 million, compared to $16.5 million for the same period of 2013. Operating loss included non-cash stock-based compensation for the year and quarter ended December 31, 2014 of $15.0 million and $3.9 million, respectively, compared to $4.5 million and $2.8 million for the comparable periods of 2013.

As of December 31, 2014, the Company had $69.3 million in cash, cash equivalents and short-term investments.

For the year ending December 31, 2015, the Company is providing its guidance as follows:

•	Sales are estimated to be in the range of $70.0 million to $75.0 million, which includes $1.0 million to $3.0 million of t:flex Insulin Pump sales, and
•

Operating margin is estimated to be in the range of negative 100 percent to negative 110 percent, which includes approximately $13.0 million to $14.0 million in non-cash stock-based compensation expense.

The Company’s guidance reflects its current plan to begin commercial sales of the t:flex Insulin Pump during the second quarter of 2015.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "80785395".

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures the t:slim Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, and the t:flex Insulin Pump, the first pump designed for people with greater insulin requirements. Tandem is based in San Diego, California.

t:flex is a trademark, and t:slim and Tandem Diabetes Care are registered trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care:

Twitter @tandemdiabetes, use #tslim, #tconnect and $TNDM.

Facebook at www.facebook.com/TandemDiabetes

LinkedIn at www.linkedin.com/company/tandemdiabetes

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s projected financial results, the Company’s ability to achieve operating efficiencies, the Company’s ability to further drive adoption of the t:slim® Insulin Pump in the insulin dependent diabetes market, and the Company’s ability to commercially launch the t:flex Insulin Pump during the second quarter of 2015. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible delays in the Company’s product development programs; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents and short-term investments	$67,282	$129,480
Restricted cash	2,000	2,050
Accounts receivable, net	7,652	5,299
Inventory	11,913	10,330
Other current assets	1,904	1,830
Total current assets	90,751	148,989
Property and equipment, net	12,581	9,886
Other long term assets	3,132	3,340
Total assets	$106,464	$162,215
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense, and employee-related liabilities	$14,591	$10,102
Deferred revenue	840	411
Other current liabilities	2,663	4,086
Total current liabilities	18,094	14,599

Notes payable—long-term	29,440	29,397
Other long-term liabilities	4,358	2,682
Total liabilities	51,892	46,678

Total stockholders’ equity	54,572	115,537
Total liabilities and stockholders’ equity	$106,464	$162,215

TANDEM DIABETES CARE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Sales	$17,889	$10,245	$49,722	$29,007
Cost of sales	11,352	9,057	34,474	22,840
Gross profit	6,537	1,188	15,248	6,167
Operating expenses:
Selling, general and administrative	20,117	14,305	75,121	44,522
Research and development	3,922	3,346	15,791	11,079
Total operating expenses	24,039	17,651	90,912	55,601
Operating loss	(17,502)	(16,463)	(75,664)	(49,434)
Other expense, net	(892)	(1,160)	(3,789)	(4,703)
Change in fair value of stock warrants	—	(5,990)	—	(9,002)
Total other expense, net	(892)	(7,150)	(3,789)	(13,705)
Loss before taxes	(18,394)	(23,613)	(79,453)	(63,139)
Provision for income tax expense	71	-	71	-
Net loss	$(18,465)	$(23,613)	$(79,524)	$(63,139)

Net loss per share, basic and diluted	$(0.78)	$(2.14)	$(3.42)	$(21.46)

Weighted average shares used to compute basic and diluted net loss per share	23,571	11,046	23,272	2,942

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

1 dQ&A Patient Panel, Q2 2014, and dQ&A Patient Panel, Q4 2014